THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

AMENDED AND RESTATED PROMISSORY NOTE

March 1, 2007 $174,293.13

SKINNY NUTRITIONAL CORP. (f/k/a Creative Enterprises International, Inc.), a Nevada corporation (the "**Company**" or the "**Maker**") hereby promises to pay to **Pollin Partnership** (the "**Holder**") the sum of One Hundred Seventy Four Thousand, Two Hundred Ninety Three Dollars and 13/100 ($174,293.13) (the "**Principal**") together with interest on the Principal, which shall accrue at the rate of 12% per annum, calculated for the actual number of days the Principal is outstanding and interest is accrued and unpaid based on a 360-day year, in accordance with the terms hereof. Such payment shall be made in lawful money of the United States of America at such address as the Holder shall hereafter give to the Maker by written notice made in accordance with the provisions hereof. Maker and Holder agree that this Note supersedes in all respects that certain promissory note in the principal amount of $151,012.43 payable to Holder and made as of the 24th day of February, 2006.

1. Terms of Payment of Principal. The Company shall pay the Principal amount of this Note, together with any unpaid accrued interest thereon, in accordance with the repayment schedule annexed to this Note as **Schedule A**. Payments of Principal and interest shall be deemed made on the date such payment is deposited or, if mailed, on the date deposited in the mail with proper postage and addressed to the Holder at the address shown on the records of the Company, or such other address as provided to the Maker in writing by the Holder. In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and Interest shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2. Prepayment. The Principal of and accrued interest on this Note may be prepaid in full or in part, at any time without premium or penalty.

3. Holder Deemed Owner. The registered Holder hereof may be deemed the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Maker, for the purpose of receiving payment hereof or thereof or on account hereof and for all other purposes) and the Maker shall not be affected by notice to the contrary.

4. Default. If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be

(a) The Company makes, or consents to, an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due;

(b) An order, judgment or decree is entered adjudicating the Company or any Subsidiary bankrupt or insolvent;

(c) The Company or any Subsidiary, petitions or applies to any tribunal for the appointment of a trustee or receiver of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or a Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect;

(d) Any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary, and the Company or any Subsidiary by any act indicates its approval thereof, consent or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee or receiver, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days;

(e) Any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(f) The Company has defaulted on its scheduled payments under this Note,

then, (i) with respect to the events described in Section 4(a) through 4(e), if the Company shall not have cured the default within 30 days of such event and (ii) with respect to the event described in Section 4(f), if the Company has not cured the default within 30 days from the date of its receipt of notice of nonpayment from the Holder, an event of default shall be deemed to have occurred (herein called, after the giving of such notice as is applicable, an "Event of Default"). Upon the occurrence of any Event of Default, and so long as such Event of Default shall not have been remedied, the holder of this Note, by notice in writing to the Company, may declare the Principal of this Note then outstanding and the interest accrued thereon if not already due and payable, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note contained to the contrary notwithstanding.

5. Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records of the Maker; and the address of the Maker shall be 3 Bala Plaza East, Suite 117, Bala Cynwyd, PA 19004. Both the

Holder and the Maker may change the address for service by delivery of written notice to the other as herein provided.

6. Amendment. This Note and any provision hereof may be amended only by an instrument in writing signed by the Maker and the Holder.

7. Assignment; Replacement. This Note shall be binding upon the Maker and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns; *provided, however*, that so long as no Event of Default has occurred, this Note shall only be transferable in whole or in increments of $10,000 subject to the restrictions contained in the restrictive legend on the first page of this Note. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Maker, or,. in the case of any such mutilation, upon surrender and cancellation of this Note, the Maker, at its expense, will execute and deliver, in lieu thereof, a new Note of like tenor.

8. No Recourse. Each Note is issued upon the express condition, to which each successive holder expressly assents and by receiving the same agrees, that no recourse under or upon any obligation, covenant or agreement of the Notes, or for the payment of the Principal of, or premium, if any, or the Interest on, a Note, or for any claim based on a Note, or otherwise in respect hereof, shall be had against any incorporator or any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, whether by virtue of the constitution, statute or rule of law or by any assessment or penalty or otherwise howsoever, all such individual liability being hereby expressly waived and released as a condition of and as a part of the consideration for the execution and issue of the Notes; provided, however, that nothing herein shall prevent enforcement of the liability, if any, of any stockholder or subscriber to capital stock upon or in respect of capital stock not fully paid.

9. Cost of Collection. If default is made in the payment of this Note, the Maker shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

10. Governing Law. This Note shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

11. Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

12. Interest Rate. If any interest rate specified herein is held to be impermissible, then the rate charged on the indebtedness represented hereby shall be reduced to the highest rate then permitted by law.

Signature page to Amended and Restated Promissory Note follows:

IN WITNESS WHEREOF, the Maker has caused this Amended and Restated Promissory Note to be executed this __th day of March, 2007.

SKINNY NUTRITIONAL CORP.

By: ______________________
Name: KEN BRICE
Title: CFO

Accepted and acknowledged
as of the 13 day of March, 2007:

POLLIN PARTNERSHIP

____
By:
Title: GENERAL PARTNER

MAR. 12.

Compound Period .... : Monthly

Nominal Annual Rate .... : 12.000 %

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	03/01/2007	174,293.13	1		
2	Payment	03/01/2007	10,000.00	18	Monthly	08/01/2008
3	Payment	09/01/2008	10,371.34	1		

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	03/01/2007				174,293.13
X 1	03/01/2007	10,000.00	0.00	10,000.00	164,293.13
2	04/01/2007	10,000.00	1,642.93	8,357.07	155,936.06
3	05/01/2007	10,000.00	1,559.36	8,440.64	147,495.42
4	06/01/2007	10,000.00	1,474.95	8,525.05	138,970.37
5	07/01/2007	10,000.00	1,389.70	8,610.30	130,360.07
6	08/01/2007	10,000.00	1,303.60	8,696.40	121,663.67
7	09/01/2007	10,000.00	1,216.64	8,783.36	112,880.31
8	10/01/2007	10,000.00	1,128.80	8,871.20	104,009.11
9	11/01/2007	10,000.00	1,040.09	8,959.91	95,049.20
10	12/01/2007	10,000.00	950.49	9,049.51	85,999.69
2007 Totals		100,000.00	11,706.56	88,293.44	
11	01/01/2008	10,000.00	860.00	9,140.00	76,859.69
12	02/01/2008	10,000.00	768.60	9,231.40	67,628.29
13	03/01/2008	10,000.00	676.28	9,323.72	58,304.57
14	04/01/2008	10,000.00	583.05	9,416.95	48,887.62
15	05/01/2008	10,000.00	488.88	9,511.12	39,376.50
16	06/01/2008	10,000.00	393.77	9,606.23	29,770.27
17	07/01/2008	10,000.00	297.70	9,702.30	20,067.97
18	08/01/2008	10,000.00	200.68	9,799.32	10,268.65
19	09/01/2008	10,371.34	102.69	10,268.65	0.00
2008 Totals		90,371.34	4,371.65	85,999.69	
Grand Totals		190,371.34	16,078.21	174,293.13	